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                                                              Exhibit 8(c)(vii)

                               SEVENTH AMENDMENT
      TO IVY FUNDS VARIABLE INSURANCE PORTFOLIOS PARTICIPATION AGREEMENT
              (For Products Sold Through W&R Distribution System)

This Seventh Amendment ("Amendment") is effective the 1st day of July, 2014, by and among Minnesota Life Insurance Company ("Company"), Waddell & Reed, Inc. ("W&R"), and Ivy Funds Variable Insurance Portfolios (the "Trust" or "Portfolios").

WHEREAS, the Funds are currently sold to one or more separate accounts of life insurance companies to fund benefits under private label variable life insurance policies and/or private label variable annuity contracts ("Participating Insurance Companies"); and

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with Exhibit C, attached hereto.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

WADDELL & REED, INC.

/s/ Thomas W. Butch
------------------------
Thomas W. Butch
President

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

/s/ Henry J. Herrmann
------------------------
Henry J. Herrmann
President

MINNESOTA LIFE INSURANCE COMPANY

/s/ Bruce P. Shay
------------------------
By: Bruce P. Shay
Title: Executive Vice President

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                                   EXHIBIT C

                      (as amended effective July 1, 2014)

I. Fees or Other Compensation for Variable Annuities
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(a)Compensation described in this Exhibit C shall apply to all assets invested in the Funds (excluding Ivy VIP Money Market) in connection with variable annuities (hereinafter the "Aggregated Assets").

(b)Each month, W&R shall calculate and pay to Company a fee that shall be equal to twenty-five (25) basis points, on an annualized basis, of the average daily account value of the Aggregated Assets with respect to the Waddell & Reed Retirement Builder Variable Annuity, Securities Act File No. 333-111067 (including any seed money provided by Company of any of its affiliates). If any portion of the fee is attributable to 12b-1 fees, W&R may, at its option, pay such portion of the fee to the underwriter of the variable annuity contracts.

(c)Each month, W&R shall calculate and pay to Company a fee that shall be equal to thirty-five (35) basis points, on an annualized basis, of the average daily account value of the Aggregated Assets with respect to the Waddell & Reed Retirement Builder II Variable Annuity, Securities Act File
   No. 333-189593 (including any seed money provided by Company of any of its affiliates). If any portion of the fee is attributable to 12b-1 fees, W&R may, at its option, pay such portion of the fee to the underwriter of the variable annuity contracts.

(d)If there is a reduction in 12b-1 fees, either due to a change in the law or due to a change in the amount of 12b-1 fees paid by the Fund(s), such reduction in 12b-1 fees shall not reduce the amount of the fee owed by W&R pursuant to paragraph (b) and (c) above.

II.Fees or Other Compensation for Variable Universal Life Insurance Policies
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(a)Compensation described in this Exhibit C shall apply to all assets invested in the Funds (excluding Ivy VIP Money Market) in connection with the policies (hereinafter the "VUL Aggregated Assets").

(b)Each month, W&R shall calculate and pay to Company a fee that shall be equal to forty-five (45) basis points, on an annualized basis, of the average daily account value of the VUL Aggregated Assets (including any seed money provided by Company or any of its affiliates). If any portion of a Fund's fee is attributable to 12b-1 fees, W&R may, at its option, pay such portion of the fee to the underwriter of the VUL policies.

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(c)If there is a reduction in 12b-1 fees, either due to a change in the law or due to a change in the amount of 12b-1 fees paid by the Fund(s), such reduction in 12b-1 fees shall not reduce the amount of the fee owed by W&R pursuant to paragraph (b) above.